UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: March 18, 2026 (Date of earliest event reported)

i-80 GOLD CORP.

(Exact Name of Registrant as Specified in Its Charter)

British Columbia	001-41382	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

150 York Street, Suite 1802, Toronto, Ontario M5H 3S5

(Address of principal executive offices) (Zip Code)

(775) 525-6450

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	IAUX	NYSE American LLC
Warrants to Purchase Common Shares	IAUX.WS	NYSE American LLC
Common Shares	IAU	The Toronto Stock Exchange
Warrants to Purchase Common Shares	IAU.WT.U	The Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into or Amendment of a Material Definitive Agreement.

Indenture and Notes

On March 23, 2026, i-80 Gold Corp. (the “Company”) issued a total of $287.5 million aggregate principal amount of 3.75% Convertible Senior Notes due 2031 (the “Notes”). The Notes were issued pursuant to an indenture, dated March 23, 2026 (the “Indenture”), between the Company and Computershare Trust Company, N.A., as trustee. Pursuant to the purchase agreement, dated March 18, 2026, between the Company and the representatives of the initial purchasers of the Notes, the Company granted the initial purchasers an option to purchase up to an additional $37.5 million aggregate principal amount of Notes, exercisable on or before the 20th day after the initial issue date of the Notes. On March 20, 2026, the initial purchasers exercised this option in full, and the Notes issued include the additional $37.5 million aggregate principal amount of Notes.

The Notes are general unsecured senior obligations of the Company and will mature on April 15, 2031, unless earlier converted, redeemed, or repurchased. Interest on the Notes will accrue at a rate of 3.75% per year from March 23, 2026, and will be payable semiannually in arrears on April 15 and October 15 of each year, beginning on October 15, 2026.

Subject to earlier redemption or purchase, holders may convert their Notes at any time until the close of business on the second business day immediately preceding April 15, 2031. Upon conversion, holders of Notes will receive our common shares based on an initial conversion rate, subject to adjustment, of 519.4805 shares per $1,000 principal amount of Notes (which represents an initial conversion price of approximately $1.93 per share). A holder that surrenders Notes for conversion in connection with a “make-whole fundamental change” or a notice of redemption may in certain circumstances be entitled to an increased conversion rate. No sinking fund is provided for the Notes.

The Company may not redeem the Notes before April 20, 2029, except in the event of certain changes in Canadian tax law. At any time on or after April 20, 2029, the Company may redeem all or part of the Notes for cash, but only if the last reported sale price of our common shares for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date the Company provides notice of redemption exceeds 130% of the conversion price in effect on each such trading day. The redemption price will be equal to the sum of (1) 100% of the principal amount of the Notes to be redeemed and (2) accrued and unpaid interest, if any, to, but excluding, the redemption date. The Company may also redeem the Notes upon the occurrence of certain changes in Canadian tax law. In addition, the Company will be required to offer to purchase for cash all of the outstanding Notes upon a fundamental change at a purchase price in cash equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

The Indenture includes customary covenants and sets forth certain events of default after which the Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the Notes become automatically due and payable. The following events are considered “events of default” under the Indenture:

•	our failure to pay the principal on any Note when due, whether at maturity, on a fundamental change purchase date with respect to a fundamental change, on a redemption date or otherwise;

•	our failure to pay an installment of interest (including additional interest, if any) on any Note when due, if the failure continues for 30 days after the date when due;

•	our failure to satisfy our conversion obligations upon the exercise of a holder’s conversion right;

•

our failure to timely provide a fundamental change notice or notice of redemption (as defined in the Indenture) or to timely provide any notice pursuant to, and in accordance with, certain Indenture provisions relating to a make-whole fundamental change;

•	a termination of trading (as defined in the Indenture) occurs;

•

our failure to comply with any other term, covenant or agreement contained in the Notes or the indenture (other than a term, covenant or agreement that is the subject of one of the first five bullet points above), if the failure is not cured within 60 days after written notice to us by the trustee or written notice to the trustee and us by holders of at least 25% in aggregate principal amount of the Notes then outstanding, in accordance with the indenture;

•

a default by us or any of our Subsidiaries (as defined in the Indenture) in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed (other than intercompany indebtedness) in the aggregate principal amount then outstanding of $20 million (or its equivalent in foreign currencies) or more, or acceleration of our or our Subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, in each case, within 30 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding, in accordance with the indenture;

•

failure by us or any of our Subsidiaries to pay final judgments, the aggregate uninsured portion of which is at least $20 million (or its equivalent in foreign currencies), if the judgments are not paid, stayed or discharged within 60 days; and

•

certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”

The Indenture provides that the Company shall not consolidate with, or merge with or into, or sell, transfer, lease, convey or otherwise dispose of all or substantially all of its property or assets to, another person, whether in a single transaction or series of related transactions, unless (i) the resulting, surviving or transferee person (if not the Company) (the “Successor”) is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia or the laws of Canada or any province or territory of Canada; (ii) the Successor assumes by supplemental indenture all the obligations of the Company under the Notes and the Indenture; and (iii) immediately after giving effect to such transaction or series of transactions, no default or event of default (as defined in the Indenture) shall exist.

The foregoing description is qualified in its entirety by reference to the text of the Indenture and the form of Notes, which are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02. Unregistered Sale of Equity Securities.

The information set forth under Item 1.01 under the heading “Indenture and Notes” of this Current Report on Form 8-K is incorporated herein by reference.

The Company offered and sold the Notes to the Purchasers in reliance on the exemption from registration provided by Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were then resold to qualified institutional buyers (as defined in Rule 144A) in accordance with Rule 144A. The Company relied on these exemptions from registration based in part on representations made by the Purchasers in the purchase agreement dated March 18, 2026, by and between the Company and the representative of the Purchasers.

The Notes and the common shares issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

To the extent any common shares are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from the Securities Act by virtue of Section 3(a)(9) as involving an exchange by the Company exclusively with its security holders.

Initially, a maximum of 205,357,138 common shares may be issued upon conversion of the Notes based on the maximum conversion rate of 714.2857 common shares per $1,000 principal amount of Notes, which is subject to customary anti-dilution adjustment provisions.

Item 8.01. Other Events

On March 19, 2026, the Company issued a press release announcing the pricing of the Notes offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report and Form 8-K and is incorporated herein by reference.

On March 23, 2026, the Company issued a press release announcing the closing of the Notes offering. A copy of the press release is attached as Exhibit 99.2 to this Current Report and Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated March 23, 2026, between i-80 Gold Corp. and Computershare Trust Company, N.A.

4.2	Form of 3.75% Convertible Senior Note due 2031 (included in Exhibit 4.1)

99.1	News Release, dated March 19, 2026

99.2	News Release, dated March 23, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2026

i-80 GOLD CORP.

By:	/s/ Ryan Snow
Name:	Ryan Snow
Title:	Chief Financial Officer